Don Volk - Kenexa - CFO

Thank you, (operator).  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's first quarter 2011 results followed by our current guidance for the second quarter and full year 2011.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan

Thanks, Don. And thanks to all of you for joining us on the call.  We are pleased with the company’s performance in the first quarter, which was a strong start to the New Year.  Each area of our business performed well, driving revenue and profitability that were above the high-end of our guidance.

We believe that Kenexa is well positioned to continue benefitting from the general improvement in the economy and hiring market, in addition to the fact that we are seeing a growing number of organizations looking for a strategic HR solutions provider that can help them transform their recruiting and overall talent management business processes.  Kenexa is well positioned to meet this need based on our unique combination of software, content and services.

As Don will discuss in more detail in a moment, we are materially increasing our 2011 revenue guidance.  This is the second consecutive quarter we have increased our guidance in such a manner, which is a reflection of Kenexa’s growing momentum.  In addition, we are increasingly optimistic about Kenexa’s long-term market position and believe the company is at the early stages of realizing the benefits from our increased investments in sales and marketing as well as R&D.

Taking a look at our results for the quarter.  Total non-GAAP revenue was $63 million, which was above our guidance and represented a year-over-year increase of 59%.  From a profitability perspective, non-GAAP operating income was $5.0 million and non-gaap EPS was $0.15, both of which were above our guidance.

One of the views we have consistently shared was that as the hiring environment improves, Kenexa’s business should benefit.  While many HR organizations are in a defensive mode when headcount is shrinking, they are able to increasingly invest in a strategic manner when planning for headcount expansion.  This creates a more favorable buying environment for all talent management software providers.  Kenexa can further benefit as we are a total solutions provider, unlike most of our software competitors, and a portion of our revenue is directly tied to the hiring of new employees.

Kenexa’s revenue performance over the last year supports our thesis.  Over the course of 2010, the unemployment rate was largely stable, beginning the year at 9.7% in January and improving slightly to 9.4% exiting the year.  In March, we saw further improvement with the unemployment rate breaking through the 9% level as it declined to 8.8%.  Over this same time period, Kenexa’s revenue run rate has increased from the low $40 million range to the low $60 million range.  Even excluding the acquisition of Salary.com, we have seen strong and consistent growth in our business, and we are still only in the early stages of economic recovery on a global scale.

We are also still at the early stages of benefitting from the increased sales and marketing investments we have made in our business over the last 12 to 18 months.  While many companies reduced investments in their business during the economic recession, we took the opportunity to rebrand Kenexa to re-focus our message on our core differentiators and the reasons that our customers prefer to work with us…..we have invested in raising Kenexa’s general market awareness…and we have invested in expanding our global sales organization.  Our investments in sales and marketing have played an important role in Kenexa’s accelerating growth and market share gains.

The software aspect of our business continued to grow in the double digit range throughout the most challenging phase of the economic recession.  We have spoken about the fact that we have seen strong growth in pipeline activities in recent quarters, and the growth of our business and increased guidance is a reflection that our pipeline is converting more quickly.

Kenexa is much more than just a software company, however, and it is a very important distinction.  We believe that our customers are looking for a business partner that can help them transform their HR function to become a strategic, competitive advantage.  In order to serve as such a business partner, having a broad suite of software gets you an entry to the discussion, but you also need to have the domain expertise, proprietary content, behavioral sciences, leadership development and range of services-based solutions to fully implement a transformative talent management program.

The services component of our business was hardest hit during the economic recession, though we have seen a continued strengthening as the unemployment rate stabilized and improved in recent quarters.  Moreover, this is an area of our business that provides upside potential as the hiring environment picks up because our RPO business, which is over 20% of our total revenue, has success fees that are based on the number of employees that are hired.

There are a few important points regarding our RPO business.  First, it provides us with a domain expertise advantage compared to our software only competitors because we are using our range of software, assessments, surveys and behavioral sciences on a day-to-day basis as we execute the recruiting function on behalf of our clients.  This is not something that can be replicated in testing labs, this is real-world practical experience using our technology…so we better understand the challenges that our customers are dealing with.

Second, we are seeing growing interest levels for our RPO offering as the economy begins to recover, which is reflected by the fact that our RPO revenue was approximately $14 million for the first quarter, which is up approximately 50% compared to over $9 million in the year ago period.

Finally, many of the opportunities that we are seeing today are higher quality and larger in size as compared to years ago.  Companies are increasingly focused on how they can integrate multiple products and services, including RPO, to transform their recruiting by implementing best practices to hire and retain the best employees.

An example of this during the first quarter was a competitive win that we had with the Ford Motor Company, which was for Kenexa’s applicant tracking system, assessments solution, all integrated with our RPO offering.  We competed against both software incumbents and services providers, but Kenexa was the only vendor able to deliver an end-to-end value proposition.

Industry analysts recognize the power of Kenexa’s value proposition, evidenced by our being named a major player by IDC’s Worldwide Integrated Talent Management 2011 Vendor Analysis for the third consecutive year.  In the report, IDC identified Kenexa as a major player with strengths in global reach, a force of approximately 100 PhDs knowledgeable in talent and assessments, a strong consulting practice and a large R&D organization that takes advantage of offshore resources.

These factors contributed to Kenexa having another strong quarter relative to winning competitive engagements with large enterprises across our performance management and applicant tracking businesses.  In addition to our win at the Ford Motor Company, additional high profile customer wins in the quarter included Fluor, Sysco, Cap Gemini, and TD Bank, among many others.

In total, we added over 50 preferred partner customers across the globe during the first quarter, compared to over 30 preferred partner customers added during the year ago period.  Our growing base of preferred partner customers not only reinforce the strength of our solutions, they also provide a significant cross-sell opportunity from a long-term perspective.

We have a proven track record of growing our customer relationships over time, and our P-cubed metric, which measures the average annual revenue from our top 80 customers, was over $1.4 million at the end of the first quarter, which is an increase compared to over $1.2 million at the end of 2010 and $1.0 million at the end of the year ago quarter.

We are continuing to invest in our suite of solutions to expand and deepen our value proposition, in addition to providing us with the capabilities to continue to grow our customer relationships.  We continue to receive very favorable commentary from customers, prospects and industry analysts about our Kenexa 2x platform – including both our product roadmap as well as the strength of our applicant tracking systems, unique mobile solution and our recently launched on-boarding solution.

A recent research report from Aberdeen shows that organizations with a standard onboarding process experienced 54% greater new hire productivity, 50% greater new hire retention and two-times the level of new hire engagement.  3 of the top 5 of the Fortune 100 rely on our 2x platform to power their Talent Management business processes, and customers such as these and many more are able to streamline their core HR processes and differentiate their employment brand with Kenexa 2x On-board.  We believe that interest levels for our on-boarding solutions will grow in the next 12-24 months as the hiring environment is just now at the early stages of recovery.

Another new and important suite of solutions that we are bringing to market is that for compensation management.  Salary.com was the market leader with respect to SaaS-based compensation management, and we have recently begun to train our sales organization on our expanded solution footprint and capabilities.  We expect that it will take several quarters for the training to result in incremental business.  In the meantime, our renewal rates relative to Salary.com’s solutions have remained at a high level since the acquisition, and new sales activity has been consistent with our expectations.  From an overall perspective, we are pleased with the speed in which the integration process is occurring, as well as early customer response.

In summary, while we have consistently reiterated our long-term optimism for Kenexa’s business during the economic downturn, we are becoming increasingly bullish on the near-term.  All aspects of our business are performing well, and we have materially increased our revenue guidance for 2011 over the last 6 months. We believe the demand environment for HR-related vendors is at the early stages of improving, and Kenexa is winning strategic engagements with the world’s largest organizations as a result of our unique combination of software, content and services.

As we exit the economic recession and talent management moves to the next phase, we see customers looking for more than just a software provider – they want a business partner to help them transform HR into a strategic function.  Kenexa’s unique business model positions us very well to capitalize on what we see as a long-term market trend.

With that, let me turn it over to Don to review our financials in more detail.  Don?

Don Volk - Kenexa - CFO

Thanks, Rudy.  Let me begin by reviewing our results for the first quarter starting with the P&L. On a GAAP-basis, including the deferred revenue write down of purchase accounting related to the Salary.com acquisition, our total revenue for the first quarter was $60.0 million.  Total non-GAAP revenue was $63 million, above our guidance of $60 to $62 million and up 59% compared to last year’s first quarter.  Approximately $500,000 of the revenue upside was related to positive Fx movements and two small acquisitions that were made during the quarter, with the other $500,000 of revenue upside driven by our core operations.

Non-GAAP Subscription revenue was $49.2 million, an increase of 48% compared to last year; and it represented 78% of our first quarter total revenue. Our services and other revenue came in at $13.8 million, up 116% compared to last year and representing the remaining 22% of our first quarter total non-GAAP revenue.  We continue to expect our subscription revenue mix to be in the upper 70% to 80% range from a long-term perspective.

From a geographic perspective, our non-GAAP revenue mix of domestic versus international revenue was 76/24%, compared to 74%/26% last quarter.

During the first quarter, overall renewal rates for our suite of solutions continued to improve and  approximated the 90  percentage range that we typically operated in during the pre-recessionary time period.

Turning to profitability, we'll be providing non-GAAP measures for each first quarter 2011 expense category, which excludes the aforementioned $3.0 million in deferred revenue write-down related to the Salary.com acquisition, as well as $1.1 million of share based compensation charges associated with FAS123R, $3.5 million of amortization of acquired intangibles and $83,000 of expenses associated with closing acquisitions.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 63%, compared to 65% in the year ago period and 67% last quarter.

From an operating expense perspective, non-GAAP operating expenses of $34.7 million were down about $600 thousand on a sequential basis and up from $23.7 million in the year ago quarter.

This led to non-GAAP income from operations of $5.0 million, above our guidance of $4.4 to $4.8 million and representing an 8% non-GAAP operating margin.  Non-GAAP income from operations increased 119% compared to the year ago period.  Non-GAAP EPS was $0.15 for the first quarter of 2011, above our guidance of $0.13 to $0.14 and up 50% on a year-over-year basis.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP -- cost of revenue, $23.3 million, sales and marketing, $14.3 million, R&D, $4.4 million, and G&A, $12.7 million. For the first quarter, GAAP loss from operations is $2.8 million. Net loss allocable to common shareholders is $3.2 million resulting in a $0.14 GAAP net loss per share.  The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

Turning to our balance sheet, Kenexa has cash and cash equivalents of $19.7 million at March 31, 2011, a decrease from $52.5 million at the end of the prior quarter.  During the quarter, we used approximately $23 million in cash to pay down long-term debt, which had a balance of approximately $32 million at the end of the quarter.  We also used approximately $10 million as consideration for the two small acquisitions that I referred to a moment ago.

We generated non-GAAP cash flow from operations of $1.1 million, which excluded the pay down of expenses associated with closing the Salary.com acquisition.  As a reminder, cash from operations is typically weaker on a seasonal basis during the first quarter and there can be fluctuations on a quarter-to-quarter basis.   We continue to expect growth in our full year cash from operations based on the overall growth in our business and profitability.  In fact, we expect to generate record annual cash flow from operations in the mid-$40 million range, and free cash flow in the mid-$20 million range for the year 2011.

Accounts receivable was $50.8 million at the end of the quarter, an increase from the $45.7 million level at the end of last quarter due to strong sales activity in the quarter combined with the ongoing back office integration between Salary.com and Kenexa.  We expect this integration process to be completed over the next quarter or two, which is consistent with what we have seen during other M&A integration processes.

And our deferred revenue at the end of the quarter was $82.2 million, up 8% from the end of the fourth quarter and up 51% from the end of the first quarter of 2010.

I'd now like to turn to guidance, starting with the full year 2011.  We are once again raising our full year 2011 guidance to reflect the strength of our business and our optimism regarding the economy and jobs market.  We expect total non-GAAP revenue to be $267 million to $273 million, which includes an expected  $4 million contribution from the two small acquisitions that I referred to a moment ago.  This represents a material increase compared to our previous guidance of $248 million to $256 million.  Our raised guidance also represents year-over-year growth of 34% to 37%.  On a GAAP basis, we expect total revenue to be $259 to $265 million.

We are raising our non-GAAP operating income range from ($21 million to $27 million), to $24 million to $27 million.  Our targeted non-GAAP operating income reflects continued investment in our growth initiatives - which we believe is appropriate at this stage of the market rebound and share focus.

Assuming an effective tax rate for reporting purposes of approximately 20% and approximately 24.4 million shares outstanding, we are bringing up the low end of our previously-shared non-GAAP net income per diluted share guidance, which is now expected to be in the range of $0.70 to $0.82.

Turning to our guidance for the second quarter, we are targeting non-GAAP revenue in the range of $66 million to $68 million.  On a GAAP basis, we expect total revenue of $64 million to $66 million.

We are targeting second quarter non-GAAP operating income of $5.4 million to $5.8 million.  Assuming a 20% effective tax rate for reporting purposes and 24.4 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.16 to $0.17 for the second quarter.

In summary, we are pleased with our performance during the first quarter, and are increasingly optimistic about the Company’s growth prospects for 2011 and beyond – which is reflected by our increased revenue and profitability guidance.

We'd now like to turn it over to the Operator to begin the Q&A session.